UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Vital Images, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAL IMAGES, INC.

5850 Opus Parkway, Suite 300

Minnetonka, Minnesota 55343

(952) 487-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2007

To the Shareholders of Vital Images, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vital Images, Inc., a Minnesota corporation (the “Company”), which will be held on Tuesday, May 22, 2007, at 3:30 p.m. (Minneapolis, Minnesota time), at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

1.                                                   To elect seven directors of the Company for the coming year.

2.                                                   To approve a proposed amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock.

3.                                                   To ratify the appointment by the Audit Committee of the Company’s board of directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

4.                                                   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company.

Each of you is invited to attend the Annual Meeting in person, if possible.  Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly.  A return envelope is enclosed for your convenience.

By Order of the Board of Directors

Michael H. Carrel, Secretary

April 25, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING,

PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS INSTRUCTED ON THE PROXY CARD.

VITAL IMAGES, INC.

5850 Opus Parkway, Suite 300

Minnetonka, Minnesota 55343

(952) 487-9500

PROXY STATEMENT

SOLICITATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the board of directors of Vital Images, Inc., a Minnesota corporation (“Vital Images” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, May 22, 2007, at 3:30 p.m. (Minneapolis, Minnesota time), and any adjournment of the Annual Meeting.  This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about April 25, 2007.

The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be paid by the Company. The Company has retained The Altman Group to aid in the solicitation of proxies, for which the estimated cost is $6,000, plus reasonable out-of-pocket expenses.  The Company will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and it will reimburse them for their expense in so doing.  Proxies also may be solicited by telephone, facsimile or personally.

VOTING AND REVOCATION OF PROXY

Only holders of record of the Company’s common stock at the close of business on March 23, 2007, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.  On the record date, 17,036,052 shares of the Company’s common stock were outstanding.  Each share of common stock entitles the holder of the share to one vote upon each matter to be presented at the Annual Meeting.

Each proxy returned to the Company will be voted according to the instructions on the proxy.  If no instructions are indicated, the shares will be voted (i) for the election of the nominees for the board of directors named in this Proxy Statement, (ii) for the approval of the proposed amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock, and (iii) for the ratification of the appointment by the Audit Committee of the Company’s board of directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.  Although the board of directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, all proxies returned to the Company will be voted on any such matter according to the judgment of the proxy holders.

Instead of submitting a signed proxy card, shareholders may submit their proxies by telephone or through the Internet using the control number and instructions on the proxy card.  Telephone and Internet proxies must be used in compliance with, and will be subject to, the information and terms contained on the proxy card.  These procedures may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian.

Any proxy for the Annual Meeting may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by:

•                                          giving written notice of such revocation to the Secretary of the Company,

•                                          submitting another written proxy bearing a later date,

•                                          attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or

•                                          voting by telephone or via the Internet after your prior telephone or Internet vote.

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.  In general, for matters other than the election of directors, the shareholders of the Company may take action by the affirmative vote of the holders of the greater of a majority of the voting power of the shares present and entitled to vote on a particular item of business, or a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum.  However, directors are elected by a plurality vote of the voting power of the shares present and entitled to vote.  If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter.  If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

PROPOSALS OF SHAREHOLDERS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy solicitation material for the Annual Meeting of Shareholders to be held in 2008 must set forth such proposal in writing and file it with the Secretary of the Company no later than December 27, 2007, the date that is 120 days before April 25, 2008.  Further, pursuant to Rule 14a-4, if a shareholder fails to notify the Company of a proposal before March 11, 2008, the date that is 45 days before April 25, 2008, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting.  However, if any other matters properly come before the meeting, the individuals named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

FINANCIAL INFORMATION

The Company’s 2006 Annual Report to Shareholders including, but not limited to, the balance sheets as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and other comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006, accompanies these materials.  A copy of the 2006 Annual Report to Shareholders may be obtained without charge upon request to the Company.  In addition, the Company will provide without charge to any shareholder, upon the shareholder’s written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.  Requests should be directed to Investor Relations, Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota 55343.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 28, 2007, certain information regarding the beneficial ownership of shares of common stock of the Company by (i) each person or entity who is known by the Company to own more than 5% of the Company’s common stock, (ii) each director or nominee for director of the Company, (iii) each person listed in the Summary Compensation Table and (iv) all directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares (2)

5% Beneficial Owners:

Waddell & Reed Financial, Inc. Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Management Company	1,324,900	(3)	7.80%

FMR Corp. 82 Devonshire Street Boston, MA 02109	1,244,287	(4)	7.33%

Kairos Partners III Limited Partnership 600 Longwater Drive, Suite 204 Norwell, MA 02061	1,147,200	(5)	6.76%

Executive Officers and Directors:

Douglas M. Pihl	94,625	(6)	*
Jay D. Miller	344,737	(7)	2.03%
James B. Hickey, Jr.	57,500	(8)	*
Richard W. Perkins	94,000	(9)	*
Michael W. Vannier, M.D.	63,000	(10)	*
Sven A. Wehrwein	50,000	(11)	*
Gregory J. Peet	12,000	(12)	*
Michael H. Carrel	111,306	(13)	*
Steven P. Canakes	84,703	(14)	*
Philip I. Smith	57,837	(15)	*
Susan A. Wood, Ph.D.	74,161	(16)	*
All directors and executive officers as a group (13 persons, including those named above)	1,100,023	(17)	6.48%

*              Less than one percent.

(1)                    Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  The individuals holding shares subject to restricted stock awards have the power to vote but not the power to dispose of such shares.

(2)                    Based on 16,975,038 shares outstanding as of February 28, 2007.  Such number does not include 1,882,663 shares of common stock subject to stock options outstanding as of February 28, 2007.  Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) on February 28, 2007 or within 60 days of February 28, 2007 upon the exercise of stock options.

(3)                    Reflects information as of December 31, 2006 from a Schedule 13G filed with the Securities Exchange Commission (“SEC”) on February 9, 2007.  As set forth in the Schedule 13G, the following entities have the sole direct or indirect voting power as to the following numbers of shares:  Waddell & Reed Financial, Inc. (“WDR”), 1,324,900 shares (indirect); Waddell & Reed Financial Services, Inc. (“WRFSI”), 1,095,900 shares (indirect); Waddell & Reed, Inc. (“WRI”), 1,095,900 (indirect); Waddell & Reed Investment Management Company (“WRIMCO”), 1,095,900 (direct); and Ivy Investment Management Company (“IICO”), 229,000 (direct).  According to the Schedule 13G, the following entities have the sole direct or indirect dispositive power as to the following numbers of shares:  WDR, 1,324,900 (indirect); WRFSI, 1,095,900 (indirect); WRI, 1,095,900 (indirect); WRIMCO, 1,095,900 (direct); and IICO, 229,000 (direct).

(4)                    Reflects information from a Schedule 13G filed by FMR Corp. with the SEC on February 14, 2007.  As set forth in the Schedule 13G, FMR Corp. has sole voting power as to 70,600 shares, and each of FMR Corp., through its control of Fidelity Management & Research Company, and Edward C. Johnson 3d each has sole dispositive power as to 1,244,287 shares.  According to the Schedule 13G, Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., is the beneficial owner of 92,200 shares of common stock.

(5)                    Reflects information as of December 31, 2005 derived from Amendment No. 1 to Schedule 13G filed on February 8, 2006 by Kairos Partners III Limited Partnership, John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn.  As set forth in the Schedule 13G, as amended, of these 1,147,200 shares, Kairos Partners III Limited Partnership has shared voting power and shared dispositive power as to 688,200  shares and each of John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn has shared voting power and shared dispositive power as to 1,147,200 shares.  Shares reported in the Schedule 13G, as amended, represent shares held by Kairos Partners II Limited Partnership and Kairos Partners III Limited Partnership (collectively, the “Partnerships”). Each of the individual Reporting Persons is a member of the investment committee of each of the Partnerships. Such committee has voting and investment power over the shares reported herein.

(6)                    Includes 42,000 shares that Mr. Pihl has the right to acquire upon the exercise of stock options.  Excludes shares held by Mr. Pihl’s spouse, as to which Mr. Pihl disclaims beneficial ownership.

(7)                    Includes 312,000 shares that Mr. Miller has the right to acquire upon the exercise of stock options and 6,100 shares subject to a restricted stock award.

(8)                    Includes 38,500 shares that Mr. Hickey has the right to acquire upon the exercise of stock options.

(9)                    Includes 5,000 shares held by the Perkins Foundation, 7,500 shares held by the Perkins Capital Management, Inc. Profit Sharing Plan and 57,500 shares held by various trusts of which Mr. Perkins is the sole trustee.  Also includes 24,000 shares Mr. Perkins has the right to purchase upon the exercise of stock options.  Excludes 416,299 shares of stock beneficially owned by Perkins Capital Management, Inc., as to which Mr. Perkins disclaims beneficial ownership.

(10)              Includes 42,000 shares that Dr. Vannier has the right to acquire upon the exercise of stock options.

(11)              Includes 44,500 shares that Mr. Wehrwein has the right to acquire upon the exercise of stock options.

(12)              Consists of shares that Mr. Peet has the right to purchase upon the exercise of stock options.

(13)              Includes 87,000 shares that Mr. Carrel has the right to purchase upon the exercise of stock options and 16,600 shares subject to a restricted stock award.

(14)              Includes 77,180 shares that Mr. Canakes has the right to acquire upon the exercise of stock options and 6,300 shares subject to restricted stock awards.

(15)              Includes 37,000 shares that Mr. Smith has the right to acquire upon the exercise of stock options and 12,175 shares subject to restricted stock awards.

(16)              Includes 59,300 shares that Dr. Wood has the right to purchase upon the exercise of stock options and 12,550 shares subject to restricted stock awards.

(17)              Includes 819,730 shares that all directors and executive officers as a group have the right to acquire upon the exercise of stock options and 57,575 shares subject to restricted stock awards.

ELECTION OF DIRECTORS
(Proposal 1)

The business and affairs of the Company are managed under the direction of its board of directors.  Directors of the Company are elected annually to serve until the next annual meeting of shareholders until their successors are duly elected and qualify or until their earlier resignation, death or removal.  The board has nominated the seven individuals named below to serve as directors of the Company, and the shareholders will be asked at the Annual Meeting to elect such individuals as board members.  Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees named below.  Each of the nominees named below is now a director of the Company and has served continuously as a director since the month and year indicated.  All nominees have indicated a willingness to serve if elected.  If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

Name	Positions with the Company	Age	Director Since
Douglas M. Pihl	Chair of the Board	67	May 1997
Jay D. Miller	President, Chief Executive Officer and Director	47	February 2002
James B. Hickey, Jr.	Director	53	May 1998
Gregory J. Peet	Director	53	July 2005
Richard W. Perkins	Director	76	May 1997
Michael W. Vannier, M.D.	Director	58	December 1997
Sven A. Wehrwein	Director	56	May 1997

Shareholder Approval

The affirmative vote of a plurality of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS SET FORTH ABOVE.

INFORMATION CONCERNING DIRECTORS,
NOMINEES AND EXECUTIVE OFFICERS

Directors and Nominees

The following discussion sets forth certain information concerning the individuals nominated by the board of directors to serve as directors of the Company.

Douglas M. Pihl has been a director of the Company since May 1997 and its Chair of the Board since December 1997, and he was its interim Chief Executive Officer from February 1998 to December 1999.  Since April 1997, Mr. Pihl has served as Chairman, Chief Executive Officer and President of MathStar, Inc., a publicly-held company that designs, develops and markets a new class of semiconductor integrated circuit, or chip, called field programmable object arrays.  Mr. Pihl has over 43 years of experience in the computer industry, with extensive responsibility in design, product planning and management.  In 1996, Mr. Pihl co-founded RocketCHIPS, Inc., and he served as its Chairman and Chief Financial Officer until it was sold to Xilinx, Inc. in November 2000.  From May 1992 to August 1996, Mr. Pihl was President, Chief Executive Officer and a director of NetStar, Inc., a publicly-held company that was acquired by Ascend Communications, Inc. in 1996.  From February 1989 to December 1990, Mr. Pihl was Senior Vice President, Development for Apertus Technologies, Inc. (formerly Lee Data Corporation).  From April 1979 until December 1987, Mr. Pihl was Senior Vice President-Development of Lee Data Corporation, which he co-founded in 1979.  Apertus changed its name to Carleton Corporation and now is part of Oracle Corporation.  From December 1987 until February 1989, Mr. Pihl also was an independent consultant.  Mr. Pihl also is a board member of Plain Sight Systems, Inc., a privately-held data extraction solutions provider.  Since January 1997, Mr. Pihl has been a director of Astrocom Corporation.  Astrocom was a publicly-held company that voluntarily filed for bankruptcy protection in July 2004 under Chapter 11 of the United States Bankruptcy Code.  Astrocom emerged from bankruptcy protection in September 2004, and it became a non-reporting privately-held company in November 2004.

Jay D. Miller was named President, Chief Executive Officer and a director of the Company in February 2002.  He served as General Manager and Vice President-Business Development of Vital Images from August 1998 until February 2002.  Mr. Miller was Vice President-Marketing and Business Development for Vital Images from February 1997 to August 1998.  From 1989 until his employment by Vital Images, Mr. Miller was employed by GE Medical Systems, Inc. in positions of increasing responsibility in the marketing area, including serving as product manager of MRI imaging products and marketing manager for the cardiology market segment.  Before 1989, Mr. Miller was employed by Siemens Medical Systems in technical marketing.

James B. Hickey, Jr., has been a director of the Company since May 1998.  Since December 2005, Mr. Hickey has been President and Chief Executive Officer of Myocor, Inc., a clinical-stage medical device company whose products are focused in the cardiac surgery and interventional cardiology markets.  From October 2001 through July 2005, he was President, Chief Executive Officer and a director of Pulmonetic Systems, Inc., a privately-held manufacturer of medical devices in the respiratory/pulmonary markets.  Mr. Hickey served as President and Chief Executive Officer of Angeion Corporation, a publicly-held medical device manufacturer, from July 1998 until December 1999.  He also was President and Chief Executive Officer of Aequitron Medical, Inc., a publicly-held manufacturer of portable respiratory devices, from 1993 to 1997.  In his earlier career, Mr. Hickey spent 15 years with Baxter Healthcare/American Hospital Supply Corporation, where he was President of the Respiratory Anesthesia Systems Division from 1989 to 1993 and, before that, President of the Hospitex Division.

Gregory J. Peet has been a director of the Company since August 2005.  Since July 2004, his occupation has been independent corporate director.  From July 2002 until June 2004, he was Vice President and General Manager of the McKesson Medical Imaging Group of McKesson Corporation.  From 1993 until its acquisition by McKesson Corporation in 2002, he served with A.L.I. Technologies Inc., a leading medical image management solutions provider and picture archiving communications systems (PACs) vendor, most recently as its President, Chief Executive Officer and Chairman.  Mr. Peet also serves as a director of Angiotech Pharmaceutical, Inc., TIR Systems Inc., Vigil Health Solutions, Inc. (Chairman) and Optimal Geomatics Inc., all of which are public companies, and Guardian Mobile Monitoring Systems, Inc., which is privately-held (Chairman).  In December 2005, Mr. Peet was appointed as the Co-Chair of the Premier’s Technology Council, which was established in August 2001 to advise the government on issues related to the advancement and application of technology in British Columbia.

Richard W. Perkins has been a director of the Company since May 1997.  Mr. Perkins has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984.  He also serves on the board of directors of the following public companies: Synovis Life Technologies, Inc. (“Synovis”), LifeCore Biomedical, Inc. (“LifeCore”) and Nortech Systems, Inc. (“Nortech”).  He also serves on the compensation committees of the boards of Synovis, LifeCore and Nortech.  In addition, Mr. Perkins serves as a director of several privately-held companies.

Michael W. Vannier, M.D. has been a director of the Company since December 1997.  Dr. Vannier has been a Professor of Radiology at the University of Chicago since May 2004.  He was the Head of the Department of Radiology at the University of Iowa from June 1996 to November 2000, and professor of radiology there from 1996 until April 2004.  Dr. Vannier was a special assistant to the director of the National Cancer Institute from 2001 to 2003.  From 1982 to 1997, Dr. Vannier was a staff radiologist at Barnes Jewish Hospital and St. Louis Children’s Hospital in St. Louis, Missouri.  Dr. Vannier was also the Georgia Eminent Scholar in Medical Imaging at the Emory University School of Medicine in Atlanta, Georgia from 1994 to 1996, and he served as Vice-Chairman for Research at the Mallinckrodt Institute of Radiology in St. Louis, Missouri from 1992 to 1994.  Dr. Vannier served as a Professor of Radiology at the Mallinckrodt Institute of Radiology from 1989 to 1997, as an Assistant Professor of Radiology and Surgery at the Washington University School of Medicine in St. Louis, Missouri from 1983 to 1997, and as an Affiliate Professor of System Science and Mathematics at the Washington University College of Engineering in St. Louis, Missouri from 1984 to 1997.

Sven A. Wehrwein has been a director of the Company since May 1997.  Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999.  Earlier in his 30-year financial career, he worked as an investment banker, chief financial officer and Certified Public Accountant.  Mr. Wehrwein is also a director of Image Sensing Systems, Inc., Synovis Life Technologies, Inc. and Uroplasty, Inc., which are publicly-held companies.

Independent Directors

The Company’s Governance and Nominating Committee has determined that each of Messrs. Pihl, Hickey, Perkins, Wehrwein and Peet and Dr. Vannier are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”).  Accordingly, the board is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules.

Board and Committee Meetings; Attendance of Board Members at Annual Meeting of Shareholders

During 2006, the board of directors met seven times and acted once by written action.  Also during 2006, the board of directors had five standing committees — a Compensation Committee, which met eight times during 2006, an Audit Committee, which met eight times during 2006, a Governance and Nominating Committee, which met four times during 2006, a Strategy Committee, which met once during 2006, and an Investment Committee, which met once during 2006.  All directors attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of the committees on which they served during the fiscal year ended December 31, 2006.

It is the policy of the board that each member of the board should attend the Company’s annual meeting of shareholders whenever practical, and that at least one member of the board must attend each annual meeting of shareholders.  The Company regularly schedules a board meeting on the same day as the annual meeting of shareholders.  All seven of the directors being nominated to serve as directors attended the 2006 annual meeting of shareholders.  In addition, Vincent J. Argiro, Ph.D., who was a director of the Company until his retirement on May 4, 2006, which was the date of the 2006 annual shareholders’ meeting, attended that meeting.

Board Committees

The Compensation Committee, with input from the board of directors, reviews and approves salaries, compensation and benefits of executive officers and senior management of the Company and administers the Company’s 1997 Director Stock Option Plan, 1997 Stock Option and Incentive Plan and 2006 Long-Term Incentive Plan.  In addition to the meetings and actions of the Compensation Committee described above, the entire board of directors discussed and reviewed compensation issues throughout the year at its regular meetings.  The current members of the Compensation Committee who served as such throughout 2006 are James B. Hickey, Jr. (Chair), Michael W. Vannier, M.D., Sven A. Wehrwein and Gregory J. Peet.  The Governance and Nominating Committee has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’s Marketplace Rules.

The Audit Committee oversees the accounting and financial reporting processes and audits of the financial statements of the Company.  The Audit Committee assists the board in fulfilling its oversight responsibilities for the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence, as well as accounting and reporting processes.  The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit.  It also oversees the Company’s Policy and Procedures with respect to Related Person Transactions.  The current members of the Audit Committee who served as such throughout 2006 are Sven A. Wehrwein (Chair), James B. Hickey, Jr. and Richard W. Perkins.  The Company’s board of directors has determined that all members of the Audit Committee are independent under Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”).  The board has determined that Sven A. Wehrwein is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K.

The Governance and Nominating Committee is responsible for making recommendations to the full board of directors regarding candidates for election to the board and for overseeing the Company’s Code of Business Conduct and Ethics.  It determines the independence of all directors under Rule 4200(a)(15) of NASDAQ’s Marketplace Rules.  The current members of the Governance and Nominating Committee who served as such throughout 2006 are Richard W. Perkins (Chair), James B. Hickey, Jr. and Douglas M. Pihl.

The Strategy Committee is responsible for evaluating the Company’s long-term strategy and ensuring consistent alignment with business objectives.  The Strategy Committee also evaluates market conditions and researches potential competitive advantages and how those opportunities can be maximized as it relates to acquisitions, product development and other business activities.  During 2006, the Strategy Committee consisted of Jay D. Miller (Chair), Douglas M. Pihl, Michael W. Vannier, M.D. and Gregory J. Peet.  On February 2, 2007, the board of directors appointed Mr. Peet as Chair of the Strategy Committee, and Mr. Miller continues to serve on the Strategy Committee.  The Strategy Committee has no formal charter.

The Investment Committee reviews the activity in the Company’s investment portfolio, monitors compliance with the Company’s investment policy and assists management with the development of investment strategies.  The current members of the Investment Committee who served as such throughout 2006 are Richard W. Perkins (Chair) and Sven A. Wehrwein.  The Investment Committee has no formal charter.

The charters for the Compensation Committee, Audit Committee and Governance and Nominating Committee are set forth on the Company’s website at http://www.vitalimages.com.

Executive Sessions of the Board

The board has formally adopted a policy of meeting in executive session, with only independent directors being present, on a regular basis and at least two times each year.  During 2006, the board met in executive session four times.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, and it is available on the Company’s website at http://www.vitalimages.com.  The Governance and Nominating Committee of the board is responsible for overseeing the code.  In accordance with NASDAQ’s Marketplace Rules, any waivers of the code for directors and executive officers must be approved by the Company’s board of directors.

Policy and Procedures with Respect to Related Person Transactions

On March 7, 2007, the Company’s board of directors adopted the Company’s written Policy and Procedures with Respect to Related Person Transactions, which the Audit Committee oversees.  Under the policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $50,000, and in which any “related person” had, has or will have a direct or indirect material interest.  The policy generally defines a “related person” as a director, executive officer or beneficial owner of more than 5% of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons.

Under the policy, the related person; the director, executive officer or beneficial owner who is an immediate family member of the related person; or the head of the business unit that is responsible for a potential related person transaction must notify the Company’s general counsel of facts and circumstances involved in the potential related person transaction.  If the general counsel determines that the transaction is a related person transaction, he must submit it to the Audit Committee or the Chair of the Audit Committee for review and, if appropriate, approval.  The policy provides that, on an annual basis, the Audit Committee shall review any previously approved related person transaction that is ongoing.  The policy also provides that proposed charitable contributions or pledges of charitable contributions by the Company in the amount of at least $10,000 that would otherwise qualify as a related person transaction are subject to prior review by the Audit Committee or the Chair of the Audit Committee.

Qualifications of Candidates for Election to the Board

The Company’s directors take a critical role in guiding the Company’s strategic direction, and they oversee the management of the Company.  Many of the directors have been on board since or soon after the Company became a publicly-held company in May 1997.  See “Election of Directors.”  When board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of companies such as the Company, concern for the long-term interests of the shareholders, financial literacy and personal integrity in judgment.  The Governance and Nominating Committee and the board seek to attract and attain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.  Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.

The Governance and Nominating Committee and the board have established the following minimum requirements for director candidates: being able to read and understand fundamental financial statements; having at least 10 years of relevant business experience; having no identified conflicts of interest as a prospective director of the Company; having not been convicted in a criminal proceeding other than traffic violations; and being willing to comply with the Company’s Code of Business Conduct and Ethics.  The Governance and Nominating Committee retains the right to modify these minimum qualifications from time to time.  Exceptional candidates who do not meet all of these criteria still may be considered.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the board of directors, and recommends to the full board the directors to be nominated for election at each annual meeting of shareholders of the Company.  In the case of incumbent directors, the Governance and Nominating Committee reviews such directors’ overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards.  For any new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance and Nominating Committee determines whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise.  Any new candidates will be interviewed by the Governance and Nominating Committee.  The full board will approve the final nominations.  The Chair of the Board, acting on behalf of the full board, will extend the formal invitation to become a nominee of the board of directors.

Shareholder Nominations

Shareholders may nominate director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Michael H. Carrel, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including five-year employment history with employer names, a description of the employer’s business, and all other information relating to such nominee that is required to be disclosed by Schedule 14A under the Securities Exchange Act of 1934; other board memberships (if any); and such other information as reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the minimum qualifications stated above under the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Qualifications of Candidates for Election to the Board.”  The submission must be accompanied by a written consent of the individual being named in the proxy statement to be a nominee and to serve as a director if elected by the shareholders.  The submission must also include the name, address and number of shares of the Company’s common stock owned by each shareholder submitting the nomination.  Written notice must be given at least 120 days before the date of the next annual meeting of shareholders.  If a shareholder nominee is eligible, and if the nomination is proper, the Governance and Nominating Committee then will deliberate and make its recommendation to the board of directors.

The Governance and Nominating Committee will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a shareholder.

Communications with the Board

Shareholders can communicate directly with the board, or with any committee of the board, by writing to Mr. Michael H. Carrel at the Company’s address, by calling Mr. Carrel at (952) 487-9500 or by contacting him via e-mail at boardofdirectors@vitalimages.com.  All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full board, as appropriate.

Director Compensation

The following table sets forth information about the compensation paid by the Company to and earned by its directors for the year ended December 31, 2006:

DIRECTOR COMPENSATION TABLE — 2006

Name(1)	Fees Earned or Paid in Cash(2)	Option Awards(3)		Total Compensation
Douglas M. Pihl	$32,750	$75,700	(4)(5)	$108,450
James B. Hickey, Jr.	$50,750	$40,584	(5)	$91,334
Gregory J. Peet	$31,250	$68,866	(5)	$100,116
Richard W. Perkins	$42,750	$75,700	(4)(5)	$118,450
Michael W. Vannier, M.D.	$29,750	$98,300	(4)(5)	$128,050
Sven A. Wehrwein	$50,250	$75,700	(4)(5)	$125,950

(1)          As employees of the Company, Jay D. Miller, the President and Chief Executive Officer, and Vincent J. Argiro, Ph.D., who retired as a director and the Company’s Chief Technology Officer in May 2006, received no director fees from the Company during 2006 and thus are not included in the table.

(2)          Consists of fees earned and paid in 2006 and fees earned in 2006 and paid in 2007.

(3)          The value of the stock options is the amount of the options that the Company recognizes for financial reporting purposes under Statement of Financial Accounting Standard (“SFAS”) No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R).  This portion of the Annual Report on Form 10-K is included in our 2006 Annual Report to Shareholders.

(4)          On May 12, 2006, each of Mr. Pihl, Mr. Perkins and Mr. Wehrwein received a stock option award with a grant date fair value of $227,099 (18,000 shares).  On December 18, 2006, Dr. Vannier received a stock option award with a grant date fair value of $283,259 (18,000 shares).  The grant date fair values were computed in accordance with SFAS No. 123(R).

(5)          As of December 31, 2006, the following non-employee directors had outstanding options to purchase the following number of shares of the Company’s common stock, all of which had been granted under the Vital Images, Inc. 1997 Director Stock Option Plan:  Mr. Pihl (54,000 shares, of which options to purchase 42,000 shares were exercisable), Mr. Hickey (38,500 shares, of which all options were exercisable), Mr. Perkins (36,000 shares, of which options to purchase 24,000 were exercisable), Dr. Vannier (54,000 shares, of which options to purchase 42,000 shares were exercisable), Mr. Wehrwein (56,500 shares, of which options to purchase 44,500 shares were exercisable) and Mr. Peet (18,000 shares, of which options to purchase 12,000 shares were exercisable).

Non-employee Director Fees.  For 2006, each non-employee director received an annual retainer of $16,000, and the following Chairs received the following additional annual retainers:

•                                          Chair of the Board: $6,000;

•                                          Chair of the Audit Committee: $5,000;

•                                          Chair of the Compensation Committee: $4,000;

•                                          Chair of the Governance and Nominating Committee: $3,000; and

•                                          Chair of the Investment Committee: $3,000.

In addition, non-employee board members received the following meeting fees for meetings attended:

	Chairs		Other Members
Board of Directors	$1,250		$1,250
Audit Committee	$1,750		$1,000
Compensation Committee	$1,500		$750
Governance and Nominating Committee	$1,250		$500
Investment Committee	$1,250		$500
Strategy Committee	$—	(1)	$500

(1) Jay D. Miller, President and Chief Executive Officer, was the Chair of the Strategy Committee throughout 2006.

1997 Director Stock Option Plan.  The Vital Images, Inc. 1997 Director Stock Option Plan (the “1997 Director Plan”) was adopted by the board of directors on March 19, 1997 and approved by the sole shareholder of the Company on May 1, 1997.  It automatically terminated on March 19, 2007, although options outstanding under the 1997 Director Plan on that date were not affected by the 1997 Director Plan’s termination.  The 1997 Director Plan was intended to assist the Company in attracting, motivating and retaining well-qualified individuals to serve as directors of the Company.  The 1997 Director Plan provided for both the automatic and discretionary grant of options.  The only individuals eligible to receive options under the 1997 Director Plan were members of the board of directors of the Company, and the only individuals eligible to receive automatic grants of options under the 1997 Director Plan were those directors of the Company who were not employees of the Company.  The 1997 Director Plan provided that the total number of shares of the Company’s common stock that may be purchased upon the exercise of options could not exceed 500,000 shares, subject to adjustment as provided in the 1997 Director Plan.  The 1997 Director Plan was administered by the board of directors of the Company.

During the term of the 1997 Director Plan, all grants of stock options under the 1997 Director Plan and the amounts and terms of the options so granted were automatically determined under the 1997 Director Plan, and there were no discretionary grants of options under the 1997 Director Plan.  As such, the board of directors had no authority to determine the grant or terms of such automatic options.  Under the 1997 Director Plan, non-employee directors of the Company received automatic grants of stock options to purchase 18,000 shares on their initial election or appointment to the board of directors and on each third anniversary of their appointment to the board so long as they were members of the Company’s board.  On February 28, 2007, there were options to purchase 257,000 shares outstanding under the 1997 Director Plan, all of which were automatic options.

2006 Long-Term Incentive Plan.  On March 9, 2006, the Company’s board of directors adopted and, on May 4, 2006, the Company’s shareholders approved, the Vital Images, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”).  Throughout 2006, the provisions of the 2006 Plan providing for the automatic grant of options to non-employee directors generally were the same as those of the 1997 Director Plan, although no options were granted under the 2006 Plan to non-employee directors during 2006.  The 2006 Plan was amended by the board of directors on February 2, 2007 to change certain features of the automatic grants of options to non-employee directors.  As amended on February 2, 2007, the 2006 Plan provides that when a non-employee director is first elected or appointed to the board, the director will automatically receive an option to purchase a number of shares of common stock determined by multiplying 9,000 by a fraction, the numerator of which is the expected number of months until the next annual meeting of the Company’s shareholders and the denominator of which is twelve.  As amended in February 2007, the 2006 Plan provides that beginning in 2008, each non-employee director will be automatically granted, on the day after the Company’s annual meeting of shareholders, an option to purchase 9,000 shares of common stock, with the exception of Michael W. Vannier, M.D., who will receive an option to purchase 5,000 shares on such date in 2008.  Beginning in 2009, each non-employee director will receive an annual automatic grant of an option to purchase 9,000 shares of common stock on the day after the annual shareholders’ meeting.  In addition, the Compensation Committee and the board of directors approved the one-time grant under the 2006 Plan to James B. Hickey, Jr. and Gregory J. Peet on the day after the 2007 annual shareholders’ meeting of an option to purchase 12,000 shares and 5,000 shares, respectively, as a time cycle adjustment for them.  All of these options will vest one year after the date of grant, have a term of five years, and have an exercise price equal to the closing price of the Company’s common stock as of the date of grant.

In addition to such automatic option grants, the 2006 Plan permits the Compensation Committee to make discretionary grants of stock options to any and all directors, including non-employee directors.  Upon the discretionary grant of options to the Company’s non-employee directors under the 2006 Plan, the Compensation Committee will fix the number of shares of the Company’s common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased.  The exercise price of such options cannot be less than the fair market value of the common stock at the time the option is granted.  Each option will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than five years after the date of grant.

All options granted to non-employee directors under the 2006 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.  Payment for shares upon exercise of any automatic or discretionary options granted to non-employee directors under the 2006 Plan may be made in cash, in shares of Company’s common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

Executive Officers

The following discussion sets forth information as of February 28, 2007 about the executive officers of the Company who are not directors.

Name	Positions with the Company	Age	Officer Since
Michael H. Carrel	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary	36	January 2005
Steven P. Canakes	Executive Vice President — Global Sales	51	August 1998
Philip I. Smith	Executive Vice President — Corporate Development	39	February 2003
Susan A. Wood, Ph.D.	Executive Vice President — Marketing and Clinical Development	44	September 2005
Jeremy A. Abbs	Vice President — Quality and Customer Satisfaction	43	July 2002
Stephen S. Andersen	Vice President — Europe	37	January 2004

Michael H. Carrel was named Chief Operating Officer and Chief Financial Officer in May 2005.  He was part-time Interim Chief Financial Officer of Vital Images from January 2005 until May 2005.  From January 1, 2005 until May 2005, he was employed as Senior Vice President of Strategy and Business Development of Technology Solutions Company (“TSC”), a publicly-held technology consulting company.  Mr. Carrel was President and Chief Executive Officer of Zamba Corporation (“Zamba”), a publicly-held customer relationship management company, from July 1, 2004 until December 31, 2004, when Zamba was acquired by TSC.  Mr. Carrel served as Executive Vice President of Zamba from October 2000 until July 1, 2004, its Vice President from October 1998 to October 2000, and its Chief Financial Officer from October 1998 until December 31, 2004.  He also served as Chief Financial Officer of NextNet Wireless, Inc., a privately-held provider of non-line-of-sight plug and play broadband wireless access systems, from October 1, 2003 through March 31, 2004, when it was sold to Clearwire Corporation.  From 1997 until 1998, Mr. Carrel served as Director of Business Development and Strategy at Zamba.  Before 1998, Mr. Carrel was a Certified Public Accountant at PricewaterhouseCoopers LLP.

Steven P. Canakes was named Executive Vice President — Global Sales in September 2005.  Mr. Canakes was the Company’s Vice President-Sales from March 2000 until September 2005, its Vice President-U.S. Sales from August 1998 to March 2000 and its Director of U.S. Sales from March 1998 to August 1998.  From July 1996 to March 1998, Mr. Canakes was Vice President of Business Development for MedManagement, LLC in Plymouth,

Minnesota.  From February 1994 to July 1996, he served as Vice President of Sales for Medintell Systems and Value Health Corporation, a Medintell Systems Division.  Before February 1994, Mr. Canakes was a CT Product Sales Manager for Picker International, Inc.

Philip I. Smith was named Executive Vice President — Corporate Development in September 2005.  He served as the Company’s Vice President-Marketing and Corporate Development from January 2004 until September 2005 and its Vice President-Corporate Development of Vital Images from February 2003 until January 2004.  From April 2002 to November 2002, Mr. Smith served as President and Chief Executive Officer of Thermonix, a medical technology company.  From April 2000 until April 2002, Mr. Smith was employed as Vice President, Marketing and Corporate Development of Image-Guided Neurologics, Inc., a medical technology company.  From August 1997 to February 2000, Mr. Smith was employed as an investment banker with US Bancorp Piper Jaffray.  Before August 1997, Mr. Smith held senior sales positions at GE Medical Systems.

Susan A. Wood, Ph.D., was named Executive Vice President — Marketing and Clinical Development in September 2005.  From November 2004 until July 2005, Dr. Wood served as consultant and Chief Operating Officer of Medicsight, PLC, a medical imaging software company based in London, England.  From November 1997 until October 2004, she served with R2 Technology, Inc., a computer-aided detection company, most recently in the position of Vice President of Marketing and earlier in other product development leadership positions.  From May 1995 until October 1997, Dr. Wood was with ISG Technology (formerly Cedara Software, now Merge Healthcare).  Dr. Wood is the co-inventor of several innovations in medical imaging for which United States and foreign patents are granted or pending, and she has written several articles in trade journals and chapters in books dealing with advanced analysis and CAD in medical imaging.  She holds a bachelor of science in engineering from the University of Maryland, a master of science in biomedical engineering from Duke University and a doctor of philosophy from The Johns Hopkins Medical Institutions, School of Hygiene and Public Health in Baltimore, Maryland.  Dr. Wood also received a post-doctoral fellowship from Johns Hopkins to research quantification of three-dimensional airway trees during inflation using computed tomography.

Jeremy A. Abbs was named Vice President — Quality and Customer Satisfaction in January 2004.  He served as Vice President-Marketing of Vital Images from July 2002 until January 2004.  From June 1998 to July 2002, Mr. Abbs served as a Product Manager and Group Marketing Manager for emerging technology and market development of Boston Scientific’s Scimed division.  From April 1996 to May 1998, Mr. Abbs served as the Global Product Manager for cardiac surgical products at Medtronic, Inc.  Before 1996, Mr. Abbs held several sales and marketing management positions at Johnson & Johnson’s Ortho Diagnostics division.  From 1986 to 1989, Mr. Abbs served as a Field Advertising Representative in the Food Products division at Proctor & Gamble Co.

Stephen S. Andersen was named Vice President — Europe in January 2006.  He was Vice President — Engineering from January 2004 until January 2006.  Mr. Andersen has been employed at Vital Images since May 1999 and has held roles of increasing responsibility, most recently serving as Senior Director of Quality and Customer Satisfaction from January 2002 until January 2004.  From February 1997 to May 1999, Mr. Andersen served as Program Manager and Business Development Manager for Internet Technologies at LodgeNet Entertainment.  Before 1997, Mr. Andersen held technical support positions in the banking and telecommunications industry at Precision Computer Systems and Martin & Associates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and any persons holding more than 10% of the outstanding common stock of the Company to file reports with the Securities and Exchange Commission concerning their initial ownership of common stock and any subsequent changes in that ownership.  The Company believes that during 2006, the filing requirements were satisfied, except that Form 4s reporting three automatic grants of options under the 1997 Director Plan to each of Douglas M. Pihl, Richard W. Perkins and Sven A. Wehrwein were not filed on a timely basis, and a Form 5 reporting a gift of shares by Mr. Pihl was not filed on a timely basis.  During 2007, Form 4s reporting seven grants of options under the Vital Images, Inc. 1997 Stock Option and Incentive Plan to Jay D. Miller, Michael H. Carrel, Steven P. Canakes, Philip I. Smith, Susan A. Wood, Ph.D., Jeremy A. Abbs and Stephen S. Andersen were not filed on a timely basis.  In making this disclosure, the Company has relied solely on written representations of its directors, executive officers and beneficial owners of more than 10% of its common stock and on copies of the reports that they have filed with the Securities and Exchange Commission.

Compensation Discussion and Analysis

Compensation Philosophy and Components

We compete in a competitive market for personnel, both for executives and for non-executive employees.  Desirable candidates for employment at Vital Images may also have opportunities from many other attractive employers, such as multi-national medical device companies, venture-backed or fast-growing medical device or technology companies, and academic research institutions.  Our long-term success depends on our ability to develop and market innovative enterprise-wide advanced visualization and analysis solutions that address important medical needs. In addition, the intense global pressures on health care costs require us to continually improve productivity in all that we do. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization.

The compensation committee of our board of directors bases its executive compensation programs on the same objectives that guide the company in establishing all of its compensation programs:

•                                          Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance because they are more able to affect the company’s results.

•                                          Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•                                          Compensation should reward performance, and the objectives of pay-for-performance and retention must be balanced.

•                                          To be effective, performance-based compensation programs should measure the achievement of objectives that are critical for driving the success of the company.

•                                          Although compensation and benefit programs and individual pay levels will reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

The compensation committee is responsible for assuring that compensation for our executives is consistent with our compensation philosophy.  The compensation committee reviews our compensation philosophy and trends in our industry to ensure that our executive compensation program is competitive and attracts and retains talented management, motivates our executives to achieve short- and long-range corporate objectives, and aligns the motivation and interests of the executives with the interests of our shareholders.

The compensation committee administers our equity-based compensation and management incentive programs and other compensation initiatives identified by the board.  The compensation committee reviews and approves each executive’s base pay, bonus, and equity incentives annually, as well as our management incentive plan, under which the executive officers may receive non-equity incentive compensation.

We view the various components of compensation as related but distinct.  Although the compensation committee does review and consider total compensation for each executive officer and for all executive officers as a group, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on the following factors:

•                                          internal equity and consistency;

•                                          the executive compensation paid by other companies with which we compete for executive talent;

•                                          individual performance; and

•                                          company performance.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Role of Executive Officers in Compensation Decisions

During several meetings with the compensation committee held each year in December, January and February, our President and Chief Executive Officer presents to the compensation committee his recommendations regarding changes in his compensation and the compensation for our Chief Operating and Chief Financial Officer and all executive vice presidents and vice presidents.  The compensation committee discusses these recommendations and accepts or adjusts them, in whole or in part.  The President and Chief Executive Officer is not present during the compensation committee’s final discussions or determination of his compensation, but he participates in the discussions regarding other executive officers’ compensation.  The Chief Operating and Chief Financial Officer also may be present for discussions regarding compensation for the vice presidents.  The other executive officers are not present during the compensation committee’s discussions of their compensation.  The chair of the compensation committee presents the committee’s findings regarding compensation for executive officers to the board of directors at one or more meetings typically held before mid-March of each year to obtain the board’s input.  Based on such input, at these meetings, the committee approves and adopts executive compensation for that year, including executive salaries, the management incentive plan, and stock options and restricted stock awards.

Setting Executive Compensation

In making decisions regarding elements and amounts of compensation, the compensation committee considers compensation paid to executive officers at similar levels and with similar experience and responsibility at public companies in our industry and region that we deem to be comparable in terms of:

•                                          revenue;

•                                          market capitalization;

•                                          complexity; and

•                                          profitability.

The companies that comprised this peer group in 2006 were Amicas, Inc., Emageon, Inc., Given Imaging Ltd., Omnicell, Inc., Phase Forward Incorporated, Possis Medical, Inc., Quality Systems, Inc., Sonosite, Inc., SurModics, Inc., and Volcano Corporation.

The compensation committee also reviews compensation data from companies with comparable revenue and in a similar industry and location as Vital Images, as reported in surveys prepared by Culpepper & Associates, Inc. and Radford Surveys & Consulting (which is part of AON Consulting, Inc.).  The compensation committee is also mindful of the effect of any percentage increases in executive compensation on all of our employees.  To date, we have not retained any consulting firms to assist us in determining executive compensation.

Base Salary

Executive officers receive a base salary to compensate them for services rendered during each year.  Base salary is determined by assessing the executive’s sustained performance against his or her individual job responsibilities, including the impact of such performance on our business results, market data and comparisons to other company officers.

Salary levels are considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility.  Increases in the salary of the President and Chief Executive Officer are determined by the compensation committee based on its assessment of his performance and his achievement of goals.  Merit-based increases in the salaries of other executive officers are based on the assessment by the President and Chief Executive Officer and the compensation committee of his or her overall performance and by achievement of each individual’s objectives.

Bonus

Bonuses to executive officers are determined and paid under the management incentive plan established each year.  Payments under the annual management incentive plan are tied to the level of achievement of annual performance targets by our executives.  These targets are based on our annual budget as approved by the board of directors.  An executive’s annual incentive opportunity is based upon a percentage of his or her base salary.  The management incentive plan under which bonuses are determined and paid consists of two major components that we believe will have the most positive effect on shareholder value — corporate performance and personal performance.

For 2006, we based the corporate performance portion of the management bonus upon achievement as measured by three financial performance criteria:

•                                          orders, which we refer to as “bookings;”

•                                          revenue as determined in accordance with generally accepted accounting principles, consistently applied, or “GAAP”; and

•                                          net income before taxes and equity-based compensation.

The measurement amounts for bookings, revenue and net income before taxes and equity-based compensation were the same for all of our Named Executive Officers (as that term is defined below).

The compensation committee chose these measures of corporate financial performance because it believed they were the most appropriate measures of what the company needed to accomplish in 2006.  Each financial performance objective has minimum achievement levels and maximum potential bonuses for overachievement.  Results below the minimum achievement levels will result in no bonus for that objective.  After the minimum is obtained, actual results within an achievement range will be interpolated until the maximum potential bonus is achieved.  The personal performance portion of the management incentive plan is based on specific objectives set annually for each individual.  Individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports or, in the case of the President and Chief Executive Officer, by the compensation committee.  Because the personal objectives are based upon achieving identified tasks, an executive officer cannot receive more than 100% of the possible bonus for overachievement of these objectives.

The management incentive plan is administered by the board of directors and compensation committee, which have the right, at any time and at their discretion, to amend the plan, increase or decrease individual payout amounts, whether earned or unearned, or terminate the plan, in whole or in part.  The company also follows applicable laws and regulations regarding recovery of any bonus or other incentive-based or equity-based compensation, or profits realized from the sale of securities, resulting from misconduct.

For 2006, our named executive officers were Jay D. Miller, President and Chief Executive Officer, Michael H. Carrel, Chief Operating Officer and Chief Financial Officer, Steven P. Canakes, Executive Vice President — Global Sales, Philip I. Smith, Executive Vice President — Corporate Development, and Susan A. Wood, Ph.D., Executive Vice President — Marketing and Clinical Development (the “Named Executive Officers”).  During 2006, the President and Chief Executive Officer was eligible for non-equity-based incentive compensation equal to 60% of his base salary.  All other Named Executive Officers were eligible for non-equity-based incentive compensation equal to 50% of their base salaries.  During 2006, for Mr. Miller and Mr. Carrel, 20% of their bonuses was based on the bookings objective, 25% was based on the revenue objective, 30% was based on the pre-tax and pre-equity-based compensation income objective, and 25% was based on personal objectives.  For Mr. Canakes, 25% of his bonus for 2006 was based on the bookings objective, 20% was based on the revenue objective, 30% was based on the pre-tax and pre-equity-based compensation income objective, and 25% was based on personal objectives.  For Mr. Smith and Ms. Wood, 15% of their 2006 bonuses was based on the bookings objective, 30% was based on the revenue objective, 30% was based on the pre-tax and pre-equity-based compensation income objective, and 25% was based on personal objectives.

Each Named Executive Officer was eligible to receive a bonus up to the following maximums for overachievement of the financial performance criteria: 200% of the possible bonus for bookings, 200% of the possible bonus for GAAP revenue, and 250% of the possible bonus for pre-tax and pre-equity-based compensation income.  The compensation committee approved the payment of bonuses to the Named Executive Officers based on the 2006 management incentive plan at its meeting held in late January 2007.  The bonuses paid are disclosed in the Summary Compensation Table in the column entitled “Non-Equity-Incentive Plan Compensation.”

Equity-Based Compensation Program

Grants of stock options and restricted stock awards are the primary vehicles for offering long-term incentives to executive officers and key employees.  The objectives of our equity-based compensation program are to advance the longer-term interests of the company, complement incentives tied to annual performance and align the interests of executives more closely with those of our shareholders.  We believe that long-term incentives provided by stock options and restricted stock awards are especially significant in motivating our executives and retaining their services.  The number of stock options and restricted stock awards granted is based on the executive’s position and performance in that position.

Each year, the compensation committee sets ranges for numbers of shares that may be subject to options or restricted stock awards for different levels of employees.  The President and Chief Executive Officer makes recommendations for grants of options and restricted stock awards to executive officers and key employees within these ranges.  The compensation committee reviews these recommendations and approves grants of options and restricted stock awards based on, among other factors, historical grants, the value of past grants and the company’s performance.  In granting stock options and restricted stock awards, the compensation committee and President and Chief Executive Officer consider trends in equity-based compensation and whether they are consistent with our compensation philosophy.  They also consider our “overhang” percentage, that is, the number of our shares that are subject to outstanding options and awards and that are available for the grant of options and awards as a percentage of the number of our shares outstanding.

Grants of stock options and restricted stock awards to executive officers and other key employees are considered at a series of meetings of the compensation committee that are held in the first quarter of each year.  Grants to newly-hired employees are effective on the employee’s first day of employment, and grants to employees who are promoted during the fiscal year are effective on the date of their promotion.  To facilitate the grant of options and restricted stock awards to existing and newly-hired employees, the board of directors and the compensation committee have authorized Jay D. Miller and Michael H. Carrel to grant individual stock options and restricted stock awards to such employees, subject to the plan and applicable guidelines approved by the compensation committee and the board.  The exercise price of all stock options granted is equal to the closing price of our common stock as reported on The NASDAQ Global Market on the date of grant.

Stock Ownership and Retention Guidelines.  In May 2006, the board of directors approved stock ownership guidelines that apply to all directors and executive officers.  Under these guidelines, ownership targets for executive officers are a multiple of base salary (not including bonuses, such as performance or signing bonuses), varying by management level, and the ownership target for members of the board is based on the value of our common stock, as follows:

Board members	$100,000
Chief Executive Officer	2.0 times base salary
Chief Operating Officer	1.5 times base salary
Other executive officers	1.0 times base salary

The guidelines provided that ownership was to be measured as of December 31, 2006 for those who were executive officers on that date, with reference to the executive officer’s base salary for the year then ended and using the fair market value of our common stock as of December 29, 2006.  To the extent that a board member or executive officer did not already satisfy the applicable ownership and valuation requirements, he or she is expected to meet the target over the next five years. Ownership for new executive officers and board members will be measured on the last trading date of the year in which they became an executive officer or board member, with reference to annualized base salary.  Shares that count include all shares directly or beneficially owned by the executive officer or board member, except for shares subject to options and unvested restricted stock awards.  As of December 31, 2006, all the Directors and Named Executive Officers either met the guidelines or were making satisfactory progress toward meeting them.

If a director or executive officer desires to sell any shares of our stock, we recommend that person adopt a 10b5-1 plan, which provides a safe harbor from liability under the anti-fraud provisions of the Securities Exchange Act of 1934 for sales following a written plan that includes either the number of shares to be sold and the prices at which they will be sold or a formula under which the number of shares and sales prices are determined.  Under our policy prohibiting insider trading, which applies to all directors and employees, the plans must be reviewed and approved by the chair of the compensation committee and outside securities counsel before the plans can be adopted.

Benefits

Our executive officers are eligible for all benefits generally available to our full-time permanent employees.  We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Any benefits that are provided only to executive officers are usually directly related to unique features of that executive’s position, such as being an expatriate, or when the executive officer undertakes actions at our request, such as relocating.  The benefits we provided in 2006 to executive officers are described below.

All employees, including the executive officers, are entitled to participate in the Vital Images, Inc. Salary Savings Plan qualified under Section 401(k) of the Internal Revenue Code of 1986, or 401(k) plan.  The 401(k) plan has been consistently highlighted as a positive element of compensation in our employee satisfaction survey results for the past four years.  Each employee that is at least 21 years of age may, commencing on the first day of the quarter after which the employee has attained three months of service, elect to contribute to the 401(k) plan through payroll deductions of up to 100% of his or her salary, subject to certain limitations.  At the discretion of the board of directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  The company paid $214,000 in matching contributions in 2006, $103,000 in 2005 and $44,000 in 2004.  Matching contributions to the 401(k) plan on behalf of the Named Executive Officers are described in the Summary Compensation Table.

During 2006, we paid relocation costs and expenses for Susan A. Wood, Ph.D., whom we hired as Executive Vice President — Marketing and Clinical Development in September 2005, when she and her family lived in San Francisco, California.  These costs and expenses are described in the Summary Compensation Table.

Accounting and Tax Treatment

We account for equity-based compensation paid to employees under Statement of Financial Accounting Standard No. 123(R) (“SFAS No. 123(R)”) promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award.  Thus, we may record an expense in one year for awards granted in earlier years.  We adopted SFAS No. 123(R) on January 1, 2006 and, therefore, 2006 was the first year in which we recorded an expense related to employee stock options.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to equity compensation awards, we generally can deduct the gain recognized by employees from nonqualified options.  However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee if there is no disqualifying disposition by the optionee.  In addition, if we grant restricted stock awards or restricted stock units that are not subject to performance vesting, they may not be fully deductible by us at the time the award is taxable to the employee.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the companies’ chief executive officer and four other most highly-paid executive officers.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  Because the potential amount of base salary and non-equity-based incentive compensation that the executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

Executive Compensation

The following table sets forth information about compensation awarded, earned by or paid to the Company’s principal executive officer and principal financial officer during the year ended December 31, 2006 and the Company’s three other most highly compensated executive officers whose total compensation was greater than $100,000 for the year ended December 31, 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation		Total($)
Jay D. Miller President and Chief Executive Officer	2006	$306,667	$31,939	$256,227	$208,262	$3,848	(4)	$806,943

Michael H. Carrel Chief Operating Officer and Chief Financial Officer	2006	$236,667	$124,275	$441,982	$137,666	$2,876	(4)	$943,466

Steven P. Canakes Executive Vice President — Global Sales	2006	$187,500	$35,422	$101,199	$102,156	$2,540	(4)	$428,817

Philip I. Smith Executive Vice President — Corporate Development	2006	$193,333	$72,060	$330,820	$114,486	$2,250	(4)	$712,949

Susan A. Wood, Ph.D. Executive Vice President — Marketing and Clinical Development	2006	$194,167	$73,650	$363,673	$117,878	$2,738	(5)	$752,106

(1)                                  Consists of restricted stock awards granted under the Vital Images, Inc. 1997 Stock Option and Incentive Plan.  The stock awards vest as to 25% of the number of shares subject to the awards on each of the first, second, third and fourth anniversary dates of the date of grant of the award so long as the recipient of the award is then an employee of the Company.  The holders of the stock awards have the right to receive any dividends declared on the Company’s common stock but not the right to vote the shares of restricted stock.  The value of the stock awards is the amount of the awards that the Company recognizes for financial reporting purposes under SFAS No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R).  This portion of the Annual Report on Form 10-K is included in our 2006 Annual Report to Shareholders.

(2)                                  Consists of stock options granted under the Vital Images, Inc. 1997 Stock Option and Incentive Plan.  The options vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company.  The value of the option awards is the amount of the awards that the Company recognizes for financial reporting purposes under SFAS No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R).  This portion of the Annual Report on Form 10-K is included in our 2006 Annual Report to Shareholders.

(3)                                  Consists of bonuses earned for 2006 and paid in 2007 under the Company’s Management Incentive Plan for 2006.  The Management Incentive Plan provides that the executive officers of the Company are eligible to earn annual cash bonuses tied to the level of achievement of annual performance targets.  See “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis — Setting Executive Compensation — Bonus.”

(4)                                  Consists of matching contributions made by the Company under the Vital Images, Inc. Salary Savings Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, and group term life premiums.

(5)                                  Consists of relocation expenses, matching contributions under the 401(k) Plan and group term life insurance premiums.

Retirement Savings Plan

The Company maintains the Vital Images, Inc. Salary Savings Plan (the “401(k) Plan”), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).  The 401(k) Plan covers substantially all employees.  Each employee may elect to contribute to the 401(k) Plan through payroll deductions of up to 25% of his or her salary, subject to certain limitations.  At the discretion of the board of directors, the Company may make matching contributions equal to a percentage of the salary reduction contributions or other discretionary amounts.  The Company paid $214,000 in matching contributions in 2006, $103,000 in 2005 and $44,000 in 2004.  The contributions made by the Company to the 401(k) Plan on behalf of the Named Executive Officers are described in the Summary Compensation Table.

1997 Stock Option and Incentive Plan

The Vital Images, Inc. 1997 Stock Option and Incentive Plan (the “1997 Plan”) was adopted by the board of directors on March 19, 1997 and approved by Bio-Vascular, Inc. (now known as Synovis Life Technologies, Inc.), the sole shareholder of the Company, on May 1, 1997.  It automatically terminated on March 19, 2007, although options and other awards outstanding under the 1997 Plan on that date were not affected by the 1997 Plan’s termination.  The 1997 Plan was intended to assist the Company in hiring and retaining well-qualified employees, consultants and other service providers by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-statutory stock options, awards of restricted stock, performance units, stock bonuses or any combination of such awards.  On February 28, 2007, options for an aggregate of 1,447,663 shares were outstanding under the 1997 Plan, there were 105,683 shares subject to restricted stock awards granted under the 1997 Plan and no other awards were outstanding under the 1997 Plan.

The following is a summary of the terms of the 1997 Plan, and it is qualified by reference to the 1997 Plan, a copy of which will be provided to the Company’s shareholders upon request.

Administration.  The 1997 Plan was administered by the Compensation Committee of the board of directors, which determined when and which employees, consultants and other service providers would be granted options and other awards under the 1997 Plan.  Subject to the provisions of the 1997 Plan, the Compensation Committee also determined the type, amount and terms of awards (including restrictions) and made all other determinations necessary or advisable for the administration of the 1997 Plan.  The determinations by the Compensation Committee were not required to be made on a uniform basis and were final and conclusive.

Employees of the Company and any of its “affiliates” (as such term was defined in the 1997 Plan) were eligible for selection to receive options qualified as incentive stock options (“ISOs”) under Section 422 of the Code.  Employees, consultants and other service providers of the Company or its affiliates could be granted non-qualified options (“NQOs”), restricted stock awards, performance units or stock bonuses under the 1997 Plan.

Shares Subject to 1997 Plan.  The 1997 Plan provided that the total number of shares of the Company’s common stock that could be purchased upon the exercise of options and issued in connection with other awards did not exceed 4,100,000 shares, subject to adjustment as provided in the 1997 Plan.  The shares to be issued upon the exercise of options and other awards outstanding under the 1997 Plan are currently authorized but unissued shares of common stock of the Company.  The exercise price of an option or the value of an award granted under the 1997 Plan will be adjusted by the Compensation Committee upon any stock dividend or split, recapitalization, reclassification, combination, exchange of shares or other similar corporate change.

Stock Options.  Upon the grant of an option, the Compensation Committee fixed the number of shares of the Company’s common stock that the optionee could purchase upon exercise of the option and the price at which the shares may be purchased.  With regard to ISOs, the exercise price could not be less than the “fair market value” of the common stock at the time the ISO was granted or 110% of such fair market value in certain cases.  Further, the aggregate fair market value of common stock (determined at the time the ISO is granted) subject to ISOs granted to an employee under all the Company’s option plans that became exercisable for the first time by such employee during any calendar year could not exceed $100,000.  The exercise price of NQOs could be less than the fair market value of the common stock but not less than 85% of fair market value.  Each option was exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 10 years after the date of grant (in the case of ISOs).  Payment for shares upon exercise of any option could be made in cash, in shares of the Company’s common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which was not less than the exercise price of the option, or by a combination of cash and such shares, as the Compensation Committee determined.

Options granted under the 1997 Plan were non-transferable except to the extent permitted by the agreement evidencing such option.  However, no ISO was transferable by any optionee other than by will or the laws of descent and distribution.  If, under the agreement evidencing any option, such option remained exercisable after the optionee’s death, it could be exercised to the extent permitted by such agreement by the personal representative of the optionee’s estate or by any person who acquired the right to exercise such option by bequest, inheritance or otherwise by reason of the optionee’s death.

Restricted Stock Awards.  Restricted stock awards granted under the 1997 Plan entitled the holder to receive shares of the Company’s common stock, which were subject to forfeiture to the Company if specified conditions were not satisfied.  When a restricted stock award was granted, the Compensation Committee established a period during which the holder could not sell or otherwise transfer the shares of the common stock subject to the award.  During such period, the holder of shares subject to the restricted stock award otherwise has the rights of a shareholder of the Company with respect to such shares, including the right to vote the shares and to receive any dividends and other distributions.  Except to the extent otherwise provided in the agreement governing each restricted stock award, all shares of the Company’s common stock then subject to any restriction will be forfeited to the Company, and all rights of the holder with respect to such shares will terminate, if the holder ceases to provide services to the Company or its affiliates as an employee, consultant or other service provider.

Performance Units and Stock Bonuses.  The 1997 Plan provided for the issuance of performance units and stock bonuses.  Performance units would have entitled the recipient to receive a payment from the Company in the form of stock, cash or a combination of both upon the achievement of established performance or other goals.  A stock bonus would have entitled a recipient to receive an award of common stock of the Company.  No performance units or stock bonuses were issued under the 1997 Plan.

Immediate Acceleration of Awards.  The 1997 Plan provides that the restrictions on all shares of restricted stock shall lapse immediately, and all outstanding options will become exercisable immediately, if any of the following events occur: (i) the sale, lease, exchange or other transfer of substantially all of the assets of the Company; (ii) the liquidation or dissolution of the Company; (iii) certain mergers or consolidations of the Company which result in a reduction in the voting power of the current shareholders of the Company; (iv) any person becomes the beneficial owner of more than 20% of the Company’s Common Stock without the advance approval of the incumbent directors or more than 50% of the voting power of the Company’s outstanding stock without regard to consent by the incumbent directors; (v) the incumbent directors cease for any reason to constitute at least a majority of the board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

2006 Long-Term Incentive Plan

The Vital Images, Inc. 2006 Long-Term Incentive Plan (“2006 Plan”) was adopted by the Company’s board of directors on March 9, 2006 and approved by its shareholders on May 4, 2006.  The purpose of the 2006 Plan is to aid the Company in recruiting and retaining employees, directors, independent contractors and other service providers to the Company and to motivate such employees, directors, independent contractors and other service providers to exert their best efforts on behalf of the Company by providing incentives through the grant of ISOs, NQOs (collectively, “Options”), awards of restricted stock, stock appreciation rights, other stock-based awards, cash-based awards or any combination of such awards (collectively, the “Awards”).  Management believes that the Company will benefit from the stock ownership opportunities and other benefits provided to participants under the 2006 Plan to encourage alignment of their interest in the Company’s success with that of other stakeholders.

The following is a summary of the terms of the 2006 Plan, and it is qualified by reference to the 2006 Plan, a copy of which will be provided to the Company’s shareholders upon request.

Administration.  The 2006 Plan is administered by the Compensation Committee of the Company’s board of directors, which has the exclusive power to make Awards and to determine when and to whom Awards will be granted under the 2006 Plan.  In addition, the Compensation Committee determines the form, amount and other terms and conditions of each Award, subject to the provisions of the 2006 Plan.  The determinations made by the Compensation Committee under the 2006 Plan are not required to be made on a uniform basis and are final, binding and conclusive.

The board of directors has also authorized a Non-Affiliate Incentive Award Subcommittee (the “Subcommittee”), comprised of Jay D. Miller, the Company’s President and Chief Executive Officer, and Michael H. Carrel, the Company’s Chief Operating and Chief Financial Officer, to grant options and awards of restricted stock under the 2006 Plan to employees below the level of vice president upon such employee’s commencement of employment or promotion and in connection with the Company’s annual performance reviews.  Grants of options and awards by the Subcommittee are made in accordance with guidelines as to numbers of shares, vesting and term that are determined by the Compensation Committee.  Beginning July 1, 2005, the Subcommittee had received similar authorization from the Compensation Committee to grant options and awards of restricted stock under the 1997 Plan.

Participants.  A participant in the 2006 Plan means an employee of the Company or an “affiliate” (as the term “affiliate” is defined in the 2006 Plan) who is selected by the Compensation Committee to participate in the 2006 Plan; a director of the Company who receives Options or Awards under the 2006 Plan; or any consultant, agent, advisor or independent contractor who is selected by the Compensation Committee to participate in the 2006 Plan and who renders bona fide services to the Company or an affiliate.  However, only employees of the Company are eligible for selection to receive Options qualified as ISOs under Section 422 of the Code.

Termination Date.  The 2006 Plan will terminate on the earlier of the date on which it is terminated by the Company’s board of directors or March 9, 2016.  However, the termination of the 2006 Plan will not affect any Awards then outstanding under the 2006 Plan.  The board of directors may amend, alter or discontinue the

2006 Plan.  However, no amendment, alteration or discontinuation may be made by the board without the consent of a participant in the 2006 Plan if such action would diminish any of the rights of the participant under any Award held by the participant.

Shares Subject to 2006 Plan.  The 2006 Plan provides that the total number of shares of the Company’s common stock that may be issued under the 2006 Plan is 900,000 shares, subject to adjustments as provided in the 2006 Plan.  Shares of the Company’s common stock subject to Awards granted under the 2006 Plan, other than restricted stock awards, will be counted against this numerical limit as one share for every share of common stock subject to the Award.  However, a share of the Company’s common stock subject to a restricted stock award will be counted against the numerical limit as two shares of common stock.  The shares to be issued under the 2006 Plan will be currently authorized but unissued shares of common stock of Company.  The number of shares of the Company’s common stock available under the 2006 Plan and under equity Awards granted under the 2006 Plan, the exercise price of any Option and the exercise price of any stock appreciation right granted under the 2006 Plan will be appropriately adjusted upon any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares or other similar recapitalizations of the Company.

Options.  Upon the grant of an Option under the 2006 Plan, other than the automatic grant of Options to the Company’s non-employee directors described in the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Director Compensation — 2006 Long-Term Incentive Plan,” the Compensation Committee will fix a number of shares of the Company’s common stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased.  With regard to ISOs, the exercise price cannot be less than the fair market value of the common stock at the time the ISO is granted or 110% of such fair market value in certain cases.  In addition, the aggregate fair market value of common stock (determined at the time an ISO is granted) subject to ISOs granted to an employee under all of the Company’s option plans that become exercisable for the first time by such employee during any calendar year may not exceed $100,000.  The exercise price of NQOs may not be less than fair market value of the Company’s common stock at the time of grant.  Each Option granted under the 2006 Plan will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than five years after the date of grant.  Payment for shares upon exercise of any Option granted under the 2006 Plan may be made in cash, in shares of Company’s common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an NQO and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

Grants of NQOs to Non-Employee Directors.  The grants of NQOs to non-employee directors under the 2006 Plan is described in the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Director Compensation — 2006 Long-Term Incentive Plan.”

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights (“SARs”) under the 2006 Plan independent of an Option or in connection with an Option.  Upon the grant of a SAR under the 2006 Plan, the Compensation Committee fixes its exercise price, which cannot be less than the fair market value of the Company’s common stock and, in the case if a SAR granted in conjunction with an Option, not less than the exercise price of the related Option.  Each SAR granted independent of an Option entitles a participant upon exercise to an amount equal to the excess of the fair market value of the common stock on the date of exercise less the exercise price per share, times the number of shares of common stock covered by the SAR.  As determined by the Compensation Committee at the time of grant, payment of such amount upon exercise of a SAR may be made in shares of common stock or in cash, or partly in shares and partly in cash.  The 2006 Plan provides that SARs have a maximum term of five years.

Restricted Stock Awards.  Restricted stock awards granted under the 2006 Plan entitle the holder to receive shares of the Company’s common stock, which are subject to forfeiture to the Company and transfer restrictions if certain conditions are not met as determined by the Compensation Committee at the time of grant.  When a restricted stock award is granted, the Compensation Committee may establish a period during which the holder cannot sell or otherwise transfer the shares subject to the award.  During such period, the holder of the restricted stock award otherwise has the rights of a shareholder of the Company with respect to the shares subject to the award, including the right to vote the shares and to receive any dividends and other distributions.  The Compensation Committee may determine the period of time during which a participant receiving a restricted stock award must remain a continuous employee of the Company in order for the forfeiture and transfer restrictions to lapse.  In addition, the Compensation Committee may provide that such restrictions lapse in installments with respect to specified portions of the shares of stock covered by the restricted stock award.  The Compensation Committee also may impose performance or other conditions that will subject the shares subject to the award to forfeiture and transfer restrictions.  The Compensation Committee may, at any time, waive all or any part of any restrictions applicable to restricted stock awards.

Other Awards.  Under the 2006 Plan, the Compensation Committee may grant awards of shares of the Company’s common stock and awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or their fair market value.  The 2006 Plan provides that such other stock-based awards will be in such form, and will depend on such conditions, as the Compensation Committee determines including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Subject to the provisions of the 2006 Plan, the Compensation Committee determines the number of shares of common stock to be awarded to a participant under other stock-based awards, whether such awards shall be settled in cash, shares of common stock or combination of cash and such shares, and other terms and conditions of such awards.

Subject to the terms of the 2006 Plan, the Compensation Committee may grant other incentives denominated in cash and payable in cash under the 2006 Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

Performance-Based Awards.  Under the 2006 Plan, the Compensation Committee may grant performance-based Options, awards of restricted stock or other awards that are based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Committee.  The performance goals must be objective and must be based upon the criteria set forth in the 2006 Plan.  Under the 2006 Plan, the Compensation Committee must determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and must certify and ascertain the amount of the applicable performance-based award.  The amount of a performance-based award actually paid to a participant under the 2006 Plan may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.  The amount of the performance-based award will be paid to the participant at such time as determined by the Compensation Committee after the end of the covered performance period.

Non-Transferability of Awards.  Awards granted under the 2006 Plan are non-transferable other than by will or by the applicable laws of descent and distribution.  A participant may designate a beneficiary to succeed to the participant’s Awards under the 2006 Plan if allowed by the agreement evidencing the Award, in which case the Award may be exercised by the personal representative for the participant’s estate or by any other person who acquired the right to exercise such Award by reason of the participant’s death.  During a participant’s lifetime, all Awards granted under the 2006 Plan may be exercised only by the participant.

Repricing Not Allowed.  The 2006 Plan provides that the Compensation Committee may not, directly or indirectly, “reprice” Options, SARs or other stock-based awards granted under the 2006 Plan, including six-month plus one-day option exchange programs, without shareholder approval.

The following table sets forth information regarding grants of awards to the Named Executive Officers during 2006:

GRANTS OF PLAN-BASED AWARDS — 2006

										Excercise	Grant
		Estimated Future Payouts Under			Estimated Future Payouts Under					or Base	Date Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)					Price	Value
	Grant									of Option	of Stock
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		Awards ($/Sh)(3)	and Option Awards(4)
Jay D. Miller	3/9/06	$-	$184,241	$350,058
	3/9/06				—	25,000	(5)	25,000	(5)	$32.14	$341,958
	3/9/06				—	4,000	(6)	4,000	(6)	$32.14	$128,560

Michael H. Carrel	3/9/06 3/9/06	$-	$118,384	$224,929	—	10,000	(5)	10,000	(5)	$32.14	$136,783

Steven P. Canakes	3/9/06	$-	$93,788	$178,197
	3/9/06				—	10,000	(5)	10,000	(5)	$32.14	$136,783
	3/9/06				—	1,000	(6)	1,000	(6)	$32.14	$32,140

Philip I. Smith	3/9/06 3/9/06	$-	$96,692	$183,714	—	10,000	(5)	10,000	(5)	$32.14	$136,783

Susan A. Wood, Ph.D.	3/9/06 3/9/06	$-	$97,096	$184,482	—	5,000	(6)	5,000	(6)	$32.14	$68,392

(1)          Consists of cash bonuses under the Company’s 2006 Management Incentive Plan.  The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our 2006 Management Incentive Plan. For additional information concerning our annual incentive award program, see the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis.”

(2)          Consists of stock options and restricted stock awards granted to the Named Executive Officers in 2006 under the 1997 Plan.

(3)          The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Market on the date of grant.

(4)          Represents the full grant date fair value determined pursuant to SFAS No. 123(R) as reflected in the Company’s financial statements, based on the numbers of shares subject to options and restricted stock awards granted and the closing price of the common stock as quoted on The NASDAQ Global Market on the date of grant, which was $32.14 per share.

(5)          Consists of stock options.  The options vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company.

(6)          Consists of restricted stock awards.  The stock awards vest as to 25% of the number of shares subject to the awards on each of the first, second, third and fourth anniversary dates of the date of grant of the award, but only if the Named Executive Officer is then an employee of the Company.

The following table sets for the information about unexercised options and awards of restricted stock that had not vested and that were held at December 31, 2006 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)		Option Exercise Price($)	Option Expiration Date	EquityI ncentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Jay D. Miller	19,400	—		$4.7500	5/12/2007
	20,000	—		$7.3438	5/11/2008
	17,500	—		$5.1880	2/08/2009
	200,000	—		$7.2500	3/12/2010
	28,800	1,200	(2)	$9.6000	2/06/2011
	21,600	8,400	(3)	$12.5990	2/05/2012
	4,800	5,200	(4)	$15.4000	2/15/2013
	—	25,000	(5)	$32.1400	3/09/2011
						750	$26,100
						4,000	$139,200
Michael H. Carrel	72,500	87,500	(6)	$16.5700	5/13/2013
	—	10,000	(5)	$32.1400	3/09/2011
						22,500	$783,000
Steven P. Canakes	5,000	—		$4.7500	5/12/2007
	25,000	—		$7.3438	5/11/2008
	17,500	—		$5.1880	2/8/2009
	25,000	—		$7.2500	3/12/2010
	19,200	800	(7)	$9.6000	2/06/2011
	9,000	3,500	(8)	$12.5990	2/05/2012
	1,440	1,560	(9)	$15.4000	2/15/2013
	—	10,000	(5)	$32.1400	3/09/2011
						750	$26,100
						3,750	$130,500
						1,000	$34,800
Philip I. Smith	1,500	1,000	(10)	$9.9500	2/28/2011
	3,510	4,000	(11)	$18.5500	8/07/2011
	1,200	5,600	(12)	$12.5990	2/05/2012
	1,800	10,400	(13)	$15.4000	2/15/2013
	28,500	16,500	(14)	$19.6400	9/08/2013
	—	10,000	(5)	$32.1400	3/09/2011
						1,125	$39,150
						10,125	$352,350
Susan A. Wood, Ph.D.	50,600	59,400	(15)	$19.6400	9/08/2013
	—	5,000	(5)	$32.1400	3/09/2011
						11,250	$391,500

(1)                      The market value is computed by multiplying the closing market price of the stock at December 29, 2006 by the number of shares.

(2)                      Vests as to 600 shares on each of January 6 and February 6, 2007.

(3)                      Vests as to 600 shares on January 5, 2007 and on the fifth day of each calendar month thereafter until fully vested.

(4)                      Vests as to 200 shares on January 15, 2007 and on the fifteenth day of each calendar month thereafter until fully vested.

(5)                      Vests as to 28% of the shares subject to the options on March 9, 2007 and as to an additional 2% of such shares on the ninth day of each calendar month thereafter until fully vested.

(6)                      Vests as to 3,500 shares on January 13, 2007 and on the thirteenth day of each calendar month thereafter until fully vested.

(7)                      Vests as to 400 shares on each of January 6 and February 6, 2007.

(8)                      Vests as to 250 shares on January 5, 2007 and on the fifth day of each calendar month thereafter until fully vested.

(9)                      Vests as to 60 shares on January 15, 2007 and on the fifteenth day of each calendar month thereafter until fully vested.

(10)                Vests as to 500 shares on January 28, 2007 and on the twenty-eighth day of each calendar month thereafter until fully vested.

(11)                Vests as to 500 shares on January 7, 2007 and on the seventh day of each calendar month thereafter until fully vested.

(12)                Vests as to 400 shares on January 5, 2007 and on the fifth day of each calendar month thereafter until fully vested.

(13)                Vests as to 400 shares on January 15, 2007 and on the fifteenth day of each calendar month thereafter until fully vested.

(14)                Vests as to 500 shares on January 8, 2007 and on the eighth day of each calendar month thereafter until fully vested.

(15)                Vests as to 1,800 shares on January 8, 2007 and on the eighth day of each calendar month thereafter until fully vested.

The following table sets forth information regarding the exercise of stock options and the vesting of awards of restricted stock during 2006 held by the Named Executive Officers:

Option Exercises and Stock Vested — 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Jay D. Miller	45,600	$1,247,422	250	$7,343
Michael H. Carrel	15,000	$258,700	7,500	$206,850
Steven P. Canakes	25,000	$675,905	1,500	$41,655
Philip I. Smith	60,990	$1,016,401	3,750	$103,658
Susan A. Wood, Ph.D.	—	—	3,750	$102,938

(1)                     Consists of the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)                     Consists of the closing price of the Company’s common stock on the vesting date multiplied by the number of shares acquired upon vesting.

Employee Stock Purchase Plan

The Vital Images, Inc. 1997 Employee Stock Purchase Plan (the “ESPP”) was adopted by the board of directors on March 19, 1997 and by Bio-Vascular, Inc. (now known as Synovis Life Technologies, Inc.) as the sole shareholder of the Company on May 1, 1997.  The ESPP permits eligible employees to make voluntary contributions through payroll deductions to be used to purchase common stock from the Company.  The ESPP consists of periodic offerings, and the first such offering began on July 1, 1997.  Each offering under the ESPP is for a period of three months (an “Offering Period”).  An employee may elect to have up to a maximum of 10% deducted from his or her regular salary for purposes of purchasing up to 500 shares under the ESPP during each Offering

Period.  The price at which the employee shares are purchased will be the lower of (i) 85% of the closing price of the common stock of the Company on the day that an Offering Period commences under the ESPP or (ii) 85% of the closing price of the Company’s common stock on the day that such Offering Period terminates.  With certain exceptions, all employees of the Company who work at least 20 hours per week, including officers and directors who are employees, are eligible to participate in the ESPP.  The ESPP provides for the issuance of up to 250,000 shares of common stock, and it is administered by the board of directors or by the Compensation Committee.  Through December 31, 2006, 197,549 shares had been issued under the ESPP and, as of December 31, 2006, 52,451 shares were available for purchase under the ESPP.  During 2006, none of the Named Executive Officers participated in the ESPP.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2006 with respect to Company’s equity compensation plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
• 2006 Plan	—	Not applicable.	900,000
• 1997 Plan (1)	1,356,179	$17.33	395,005
• 1997 Director Plan (1)	257,000	$16.98	135,000
• ESPP (2)	Not applicable.	Not applicable.	52,451
Equity compensation plans not approved by security holders
• Non-Plan options (3)	184,000	$7.16	Not applicable.
Total	1,797,179	$16.24	1,482,456

(1)             The 1997 Plan and the 1997 Director Plan automatically terminated on March 19, 2007.

(2)             Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount price.

(3)             Consists of options granted to certain officers of the Company and third-party consultants.

Compensation Committee Interlocks and Insider Participation

James B. Hickey, Jr., Michael W. Vannier, M.D., Sven A. Wehrwein and Gregory J. Peet, each of whom is a non-employee director of the Company, served as the members of the Company’s Compensation Committee in 2006.  See “Compensation Committee Report.”  Messrs. Miller and Argiro, the only executive officers of the Company who served on the board of directors in 2006, abstained from voting on compensation matters affecting their compensation.

Employment and Other Agreements

The Company entered into an employment agreement with Jay D. Miller dated February 9, 2002, which sets forth the terms of his employment as the Company’s President and Chief Executive Officer.  The agreement established an annual base salary and allows for a review and increase in the discretion of the Company’s board of directors.  In addition, Mr. Miller is eligible to receive cash bonuses as established by the Company’s board of directors under the Company’s annual management incentive plan.  The agreement also provides for Mr. Miller’s participation in the Company’s standard benefit plans and policies.  If the Company terminates Mr. Miller’s employment without cause, or if he resigns for good reason, the Company is required to pay Mr. Miller a severance payment equal to 12 months’ base salary at the time of termination.  The agreement contains a confidentiality clause.

The Company entered into an employment agreement with Michael H. Carrel dated May 16, 2005, which sets forth the terms of his employment as the Company’s Chief Operating Officer and Chief Financial Officer.  The agreement established an annual base salary and allows for a review and possible increase in the discretion of the Company’s board of directors.  In addition, Mr. Carrel is eligible to receive cash bonuses as established by the Company’s board of directors under the Company’s annual management incentive plan.  The agreement also provides for Mr. Carrel’s participation in the Company’s standard benefit plans and policies.  If the Company terminates Mr. Carrel’s employment without cause, or if he resigns for good reason, the Company is required to pay Mr. Carrel a severance payment equal to nine months’ base salary at the time of termination.

On September 8, 2005, the Company entered into employment agreements with each of Steven P. Canakes, Philip I. Smith and Susan A. Wood, Ph.D., and on October 24, 2005, the Company entered into employment agreements with Jeremy A. Abbs and Stephen S. Andersen.  These agreements set forth the terms of their employment as executive officers of the Company.  The agreements established an annual base salary for each executive officer and allow for a review and possible increase in the discretion of the Company’s board of directors.  In addition, each of these executive officers is eligible to receive cash bonuses as established by the Company’s board of directors under the Company’s annual Management Incentive Plan.  As provided in the applicable agreements, on September 8, 2005, Mr. Canakes was granted a restricted stock award for 5,000 shares; Mr. Smith was granted a restricted stock award for 13,500 shares and an option to purchase 45,000 shares; and Dr. Wood was granted an option to purchase 110,000 shares, which vested as to 20,000 shares on December 15, 2005 and, as to the remaining 90,000 shares, 28% vested on September 8, 2005 and 2% will vest in each succeeding month but only if she is then an employee of the Company.  These options and awards are described in the table entitled “Outstanding Equity Awards at Fiscal Year End — 2006.”  The agreements also provide for the executive officers’ participation in the Company’s standard benefit plans and policies.  If the Company terminates any of these executive officers’ employment without cause, or if the executive officer resigns for good reason, the Company is required to pay the officers a severance payment equal to the following multiples of his or her base salary at the time of termination:  Mr. Canakes (0.5), Mr. Smith (0.75), Dr. Wood (0.5), Mr. Abbs (0.5) and Mr. Andersen (0.5).

The Company entered into a retirement agreement with Vincent G. Argiro, Ph.D., which became effective on May 4, 2006, his retirement date.  The agreement provides that the Company will pay to Dr. Argiro $100,000, less any applicable taxes and withholdings, in equal installments of $50,000 on the six-month and 12-month anniversaries of his retirement date.  The agreement also provides that on May 4, 2006, any of his unvested stock options were to vest, and he has until the earlier of May 4, 2007 or the expiration date of his options to exercise them.  In addition, under the agreement, Dr. Argiro’s unvested restricted stock awards vested on May 4, 2006.  The retirement agreement includes confidentiality and non-competition clauses.  Under the retirement agreement, effective May 4, 2006, the Company entered into a consulting agreement with Dr. Argiro with a term of one year under which he provides services to the Company on an “as needed” basis in exchange for which the Company pays him a quarterly retainer of $5,000 plus $300 per hour for each hour he works in excess of 25 hours per quarter.  The consulting agreement may be extended for an additional one-year term upon the agreement of Dr. Argiro and the Company.

Change in Control Agreements

The Company has entered into change of control agreements with each of Jay D. Miller, Michael H. Carrel, Steven P. Canakes, Philip I. Smith, Susan A. Wood, Ph.D., Jeremy A. Abbs and Stephen S. Andersen that provide for certain benefits upon a “change in control” of the Company, as defined in such agreements.  Each agreement provides that if the officer’s employment with the Company is terminated for any reason other than death, cause, disability or retirement, or if he or she terminates his or her employment with the Company for good reason, or, in the case of Messrs. Miller and Carrel, for any reason, and the termination occurs within 12 months following a change in control, or before a change in control if his or her termination was a condition of the change in control, such officer would be entitled to a lump sum cash payment equal to twice his or her annual base salary in effect on the date of the change in control, as well as employee welfare benefits then in effect for a period of 24 months.  The agreements include standard confidentiality provisions.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control

The tables below reflect the amount of compensation to each of the Named Executive Officers of the company in the event of termination of such executive’s employment. The amounts of compensation payable to each Named Executive Officer upon retirement, termination without cause or resignation for good reason, termination for cause or resignation without good reason, voluntary or involuntary termination following a change in control, and death are shown below. The amounts shown assume that such termination was effective as of December 31, 2006, include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can be determined only at the time of such executive’s separation from the company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

	Cash Severance Payment	Continuation of Medical and Welfare Benefits (1)	Acceleration and Continuation of Equity Awards(2)	Accrued Vacation Pay	Total
Jay D. Miller
Retirement	$—	$—	$549,408	$34,529	$583,937
Termination without Cause or Resignation for Good Reason	320,000	—	—	34,529	354,529
Termination for Cause or Resignation without Good Reason	—	—	—	34,529	34,529
Voluntary or Involuntary Termination following Change in Control	640,000	7,543	549,408	34,529	1,231,480
Death	500,000	—	549,408	34,529	1,083,937
Michael H. Carrel
Retirement	$—	$—	$2,404,725	$30,095	$2,434,820
Termination without Cause or Resignation for Good Reason	180,000	—	—	30,095	210,095
Termination for Cause or Resignation without Good Reason	—	—	—	30,095	30,095
Voluntary or Involuntary Termination following Change in Control	480,000	22,594	2,404,725	30,095	2,937,414
Death	480,000	—	2,404,725	30,095	2,914,820

Steven P. Canakes
Retirement	$—	$—	$346,128	$29,231	$375,359
Termination without Cause or Resignation for Good Reason	95,000	—	—	29,231	124,231
Termination for Cause or Resignation without Good Reason	—	—	—	29,231	29,231
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	380,000	22,594	346,128	29,231	777,953
Death	380,000	—	346,128	29,231	755,359
Philip I. Smith
Retirement	$—	$—	$1,084,876	$30,000	$1,114,876
Termination without Cause or Resignation for Good Reason	146,250	—	—	30,000	176,250
Termination for Cause or Resignation without Good Reason	—	—	—	30,000	30,000
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	390,000	22,594	1,084,876	30,000	1,527,470
Death	390,000	—	1,084,876	30,000	1,504,876
Dr. Susan A. Wood
Retirement	$—	$—	$1,305,304	$13,726	$1,319,030
Termination without Cause or Resignation for Good Reason	97,500	—	—	13,726	111,226
Termination for Cause or Resignation without Good Reason	—	—	—	13,726	13,726
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	390,000	22,594	1,305,304	13,726	1,731,624
Death	390,000	—	1,305,304	13,726	1,709,030

(1)             Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under the Company’s health and welfare benefit plans.

(2)             For option awards, consists of the difference between the market price of the common stock as reported on The NASDAQ Global Market as of December 29, 2006 less the exercise price of the option multiplied by the number of shares subject to the option.  For restricted stock awards, consists of the closing price of the common stock as reported on The NASDAQ Global Market as of December 29, 2006 multiplied by the number of shares.

Other Post-Employment Payments

We do not provide pension arrangements or post-retirement health coverage for executive officers or other employees.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Compensation Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

James B. Hickey, Jr., Chair

Michael W. Vannier, M.D.

Sven A. Wehrwein

Gregory J. Peet

AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

(Proposal 2)

We are currently authorized under our Articles of Incorporation to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with $0.01 par value per share.  As of March 23, 2007, we had 17,036,052 shares of common stock outstanding and no shares of preferred stock outstanding. Additionally, as of March 23, 2007, an aggregate of 2,073,424 shares of our common stock are issuable upon exercise of outstanding options, an aggregate of 880,235 shares of our common stock are currently reserved for issuance under our 2006 Long-Term Incentive Plan, and an aggregate of 52,451 shares of our common stock are currently reserved for issuance under our 1997 Employee Stock Purchase Plan.

Our board of directors has adopted a resolution authorizing and approving an amendment, subject to shareholder approval, to our Articles of Incorporation to increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000 shares.  Our board of directors recommends that the shareholders vote for the amendment to the Articles of Incorporation.  The proposed amendment will not change the number of authorized shares of preferred stock, the outstanding shares of common stock or the par value of the authorized shares, but it will provide the board of directors with the ability to issue additional shares of common stock as it determines to be necessary for proper corporate purposes.

Such corporate purposes might include (a) the need to issue additional shares of common stock or securities convertible into common stock in connection with strategic corporate transactions, acquisitions, marketing agreements and other business arrangements; and (b) the need to grant additional options to purchase common stock to attract qualified employees and consultants. We regularly assess our need to issue our securities for the corporate purposes described above and we believe that we need to be in a position to take advantage of opportunities when they arise or when we have a need. Such additional authorized shares would be available for issuance at the discretion of the board without further shareholder approval (subject to certain provisions of The NASDAQ Global Market). We plan to issue shares of common stock pursuant to the exercise of outstanding options, as well as under options and other stock awards that may be issued in the future under our 2006 Long-Term Incentive Plan in amounts, under terms and to grantees to be determined in the future. The board does not intend to issue any of the Company's authorized but unissued preferred to common stock except on terms that the board deems to be in the best interests of the Company and its shareholders.

The additional shares of common stock to be authorized by the proposed amendment to our Articles of Incorporation will have rights identical to the issued and outstanding shares of our common stock.  Adoption of the proposed amendment and issuance of any additional shares of common stock will not affect the rights of the holders of issued and outstanding shares of common stock, except for effects incidental to increasing the number of shares of common stock outstanding.  The proposed increase in the authorized number of shares of common stock could be deemed to have an anti-takeover effect by discouraging an attempt by a third party to acquire control of the Company.  If our board of directors issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction.  The board of directors is not currently aware of any efforts to obtain control of the Company, and the proposal to increase the authorized number of shares of common stock is not in response to any such efforts.

If the amendment is authorized, the first sentence of Article III of the Company’s Articles of Incorporation would be amended to read in its entirety as follows:

“The aggregate number of shares of stock which the Corporation shall have authority to issue is forty-five million (45,000,000) shares, forty million (40,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as “Common Stock”), and five million (5,000,000) of which shall be designated preferred stock, $0.01 par value (hereinafter referred to as “Preferred Stock”).

If approved by the Company’s shareholders, the increase to the number of authorized shares of common stock will become effective upon the filing of the Amendment to the Articles of Incorporation with the Secretary of State of the State of Minnesota.  The board intends to file the Amendment to the Articles of Incorporation as soon as practicable once shareholder approval is obtained.

No Appraisal Rights

Under Minnesota law, the Company’s shareholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of common stock.

Shareholder Approval

The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AS SET FORTH IN PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2007 and recommends that the shareholders vote for ratification of such appointment.

PricewaterhouseCoopers LLP has audited the Company’s financial statements since the year ended December 31, 1997.  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the Company’s last two fiscal years and fees billed for other services rendered by PricewaterhouseCoopers LLP related to those years are set forth in the following table:

	2005	2006
Audit fees (1)	$378,868	$508,076
Audit-related fees (2)	—	—
Tax fees (3)	75,675	59,125
All other fees (4)	1,500	1,500
Totals	$456,043	$568,701

(1)             Audit fees consist of fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.  The audit fees consist of the following:

	2005	2006
Annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q	$368,568	$430,294
Regulatory filings including the Company’s follow-on public offering	10,300	77,782
Totals	$378,868	$508,076

(2)             Audit-related fees are fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)             Tax fees are fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for the Company, any refund claims, payment planning, tax audit assistance, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)             All other fees are fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by the Company’s independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP to the Company, over and above the external audit fees, to be compatible with PricewaterhouseCoopers LLP’s ability to maintain its independence.

Shareholder Approval

The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the board of directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007 AS SET FORTH IN PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee is responsible for reviewing the Company’s financial reporting process, its systems of internal controls, the audit process and compliance with laws and regulations.  Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls, which it reviews with the Audit Committee.  In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.  The Audit Committee is also responsible for determining compliance with the Company’s Policy and Procedures with Respect to Related Person Transactions.

The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics, assuring appropriate disclosure of any waiver of or change in the code, reviewing the code on a regular basis, and proposing or adopting additions or amendments to the code as appropriate.  The Audit Committee also has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by the Company’s employees of any concerns regarding questionable accounting or auditing matters.  The Audit Committee operates under a formal written charter that has been adopted by the board of directors and is available on the Company’s website at http://vitalimages.com.

The Audit Committee is composed of three directors who are independent as provided in Rule 4500(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.  The members of the Audit Committee are appointed annually by the board of directors.  James B. Hickey, Jr., Richard W. Perkins and Sven A. Wehrwein served as members of the Audit Committee throughout 2006.  The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of the Company’s management and its independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2006; discussed with management significant accounting policies applied by the Company in its financial statements, as well as alternative treatments; reviewed and discussed Company policies with respect to risk assessment; discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards Nos. 61 and 90 (Communications with Audit Committees), as it may be modified or supplemented; discussed with the Company’s independent registered public accounting firm their respective audits and assessments, including internal control testing under Section 404 of the Sarbanes-Oxley Act; received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as it may be modified or supplemented; reviewed and pre-approved fees charged by the independent registered public accounting firm; considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence; and discussed with the independent registered public accounting firm their independence.  The Audit Committee also met in executive session following each of the formal Audit Committee meetings with management.

The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits.  The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee:

Sven A. Wehrwein, Chair

James B. Hickey, Jr.

Richard W. Perkins

AVAILABLE INFORMATION

Shareholders of record on March 23, 2007 will receive a proxy statement and the Company’s Annual Report to Shareholders which contains detailed financial information concerning the Company.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed a part hereof.

By Order of the Board of Directors

Michael H. Carrel, Secretary

April 25, 2007

PROXY

VITAL IMAGES, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders

May 22, 2007

The undersigned, revoking all prior proxies, hereby appoints Jay D. Miller and Michael H. Carrel, or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of Vital Images, Inc. (the “Company”) of record in the name of the undersigned at the close of business on March  23, 2007 at the Annual Meeting of Shareholders to be held on Tuesday, May 22, 2007, or at any adjournment thereof, upon the following matters:

1.               Election of the following nominees as directors:

Douglas M. Pihl, Jay D. Miller, James B. Hickey, Jr., Gregory Peet,

Richard W. Perkins, Michael W. Vannier, M.D., and Sven A. Wehrwein

☐	FOR ALL NOMINEES	☐	WITHHOLD FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT THE FOLLOWING:

(Write the name(s) of the nominee(s) withheld in the space provided below.)

2.               Approval of the amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.               Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting.

Please mark, date, sign, and mail this proxy promptly in the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.  The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

No. of Shares:	Dated:	, 2007.

(Print Name)	(Signature of Shareholder)

(Print Name)	(Signature of Shareholder)

Please sign your name exactly as it appears to the left on this proxy. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.